Exhibit 10.2

Description of Certain Benefits
of Members of the Board of Directors and Executive Officers

Delta provides certain flight benefits to members of its Board of Directors and provides certain benefits to its executive officers. Delta reserves the right to change, amend or terminate these programs, consistent with their terms, at any time for any reason for both active and retired directors and employees.

Flight Benefits: As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for members of the Board of Directors; executive officers; the director’s or officer’s spouse, domestic partner or designated companion (including, in certain circumstances, the director’s or officer’s surviving spouse or domestic partner); the director’s or officer’s children and parents; and, to a limited extent, other persons designated by the director or officer (“Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $35,000 per year for the CEO and President; $20,000 per year for directors; $15,000 per year for executive vice presidents; and $12,500 per year for senior vice presidents. Delta reimburses directors and officers for associated taxes on complimentary travel with an imputed tax value of up to $40,000 per year for the CEO and President; $25,000 per year for directors; $20,000 per year for executive vice presidents; and $17,500 per year for senior vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service or employment.

A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his mandatory retirement date, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retired Director Flight Benefits”). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined the Board of Directors on the date the merger occurred, will receive, at the completion of his Board service (other than due to death or due to removal by stockholders for cause), a vested right to Retired Director Flight Benefits, regardless of the director’s age and years of service when his Board service ends. A director is not eligible to receive Retired Director Flight Benefits if the director engages in certain wrongful acts. The director designated by the Delta Master Executive Council, the governing body of the Delta unit of the Air Line Pilots Association, International, does not receive Flight Benefits or Retired Director Flight Benefits.

An executive officer who retires from Delta (i) at or after age 52 with at least 10 years of service, or (ii) at any age with at least 25 years of service (with at least 10 years of consecutive service from the officer’s most recent date of hire), may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retired Officer Flight Benefits”). An executive officer who is at least age 45 with 10 years of service and whose (i) employment is terminated without cause or for any other reason that would entitle that person to benefits under Delta’s Officer and Director Severance Plan (“Severance Plan”) and (ii) combined age and years of service equal 60 or more will be eligible for the Retired Officer Flight Benefits. In addition, for an executive officer that becomes eligible for benefits under Severance Plan but does not meet the definition of retirement or whose combined age and years of service do not equal at least 60, the executive officer will receive an allotment of 32 one-way positive-space flight passes after expiration of the Flight Benefits available under the Severance Plan. This allotment will continue until the fifth anniversary of the executive officer’s severance date or, if the officer has less than five years of service with Delta, the number of months the officer was employed with Delta. In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger occurred or who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer on the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retired Officer Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

Notwithstanding the foregoing, a person who is first elected to the Board of Directors or as an officer on or after June 8, 2009, will not receive reimbursement for taxes for Retired Director Flight Benefits or Retired Officer Flight Benefits, respectively. Delta also does not provide any reimbursement for taxes associated with travel by the surviving spouse or domestic partner of any director or officer.

Annual Physicals: Delta requires executive officers to obtain a comprehensive annual physical examination. Delta pays the cost of this required examination, which is limited to a prescribed set of preventive procedures based on the person’s age and gender.

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